                                                                     EXHIBIT 2.1
                                             (Translated from German to English)

                                           No.     of the document register 1996
                                           -------------------------------------



                                    Recorded


                   in Frankfurt am Main on November 05, 1996

                       Before me, the undersigned notary

                                Dr. Harald Jung

                 with official residence in Frankfurt am Main,

     --------------------------------------------------------------------
[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

appeared today in the offices of the law firm Bruckhaus Westrick Stegemann, Taunusanlage 11, 60329 Frankfurt am Main where the acting notary betook himself at the request of the persons appearing.

1. Mr. Heinrich R. Wirt, with business address at Max-Planck-Strasse 38, 50858 Cologne, identifying himself by presenting his valid federal identity card;
2. Mr. Reiner Kasbach, with business address at Max-Planck-Strasse 38, 50858 Cologne, identifying himself by presenting his valid federal identity card;
3. Attorney-at-law Dr. Konstantin Mettenheimer, having his business address at Taunusanlage 11, 60329 Frankfurt am Main, personally known.

The persons appearing under 1. and 2. (hereinafter collectively referred to as the "Sellers") declared that they were acting in their own names and as managing directors of PRODAC Prozessdatentechnik GmbH having its registered office in Cologne, registered in the Commercial Register of the Local Court of Cologne under register number HRB 10002 (hereinafter referred to as the "Company"), authorized to represent the Company individually and being released from the restrictions set forth in (S) 181 German Civil Code. The acting notary has assured himself on the basis of a certified excerpt of the Commercial Register dated August 12, 1996 that the persons appearing under 1. and 2. are authorized to represent the Company. The notary was provided with a sharholders resolution adopted on November 06, 1996 in which the release of the persons appearing under
1. and 2. from the restrictions set forth in (S) 181 German Civil Code was confirmed as a matter of precaution. The notary took such shareholders resolution to this deed.

The person appearing under 3. declared that he was not acting in his own name but

a) as attorney in fact on behalf of MagiNet GmbH i.G. with registered office in Cologne, established in the notarial deed of September 10, 1996 No. 1274/96 of the notary public Dr. Gerhard Hess in Frankfurt am Main (hereinafter referred to as the "Purchaser"). The notary has, on the basis of an executed copy of the Incorporation Deed which has been taken to this Deed as copy and a power-of-attorney dated November 06, 1996, which was presented in original and is attached as certified copy, assured himself that the person appearing under 3. has the power to represent the Purchaser and is released from the restrictions set forth in (S) 181 German Civil Code.

b) as attorney in fact on behalf of MagiNet Corporation with registered office in Sunnyvale, California, 94089 USA (hereinafter referred to as "MagiNet Corp."), as chairman of the board of directors having sole signature power. The notary has satisfied himself on the basis of a notarially certified and legalized Secretary's Certificate which was presented in original and a power-of-attorney dated November 05, 1996, which was presented in original and is attached as certified copy, assured himself that the person appearing under 3. has the power to represent MagiNet Corp. individually.



                                       I.


Acting as stated, the persons appearing then requested the recording of the following

                     SHARE PURCHASE AND TRANSFER AGREEMENT.


                                    PREAMBLE

The Sellers are the sole shareholders of the Company. The share capital of the Company is DM 1,000,000.-- and has been paid up in full. Each of the Sellers holds a share in a nominal amount of DM 500,000.-- in the Company (hereinafter collectively referred to as the "Shares").

The Purchaser is a wholly-owned subsidiary of MagiNet Corp. MagiNet Corp. proposes to file a registration statement with the United States Security and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (hereinafter referred to as the "1933 Act"), covering the initial public offering of the Common Stock of MagiNet Corp. (the "IPO"). In connection with the IPO, MagiNet Corp. proposes to list its Common Stock for trading on the National Market of The Nasdaq Stock Market. The date of the closing of the IPO pursuant to the Registration Statement, as declared effective by the Commission under the 1933 Act, will hereinafter be referred to as the "IPO Date". The per-share price at which the Common Stock of MagiNet Corp. is initially offered to the public in the IPO (as set forth in the final prospectus therefore) will hereinafter be referred to as the "IPO Price".

The Sellers are interested in selling their Shares. The Purchaser is interested in acquiring the Shares. MagiNet Corp. is prepared to undertake responsibility for the liabilities of the Purchaser arising from the following Agreement. For the purposes of technical simplification of the notarization of this Share Purchase and Transfer Agreement a reference deed was executed on November 5, 1996 (Role of Deeds No. ______/96 of the notary Dr. Harald Jung in Frankfurt am Main). The reference deed contains all of the attachments except Attachment 3 referred to in the following Agreement. The original of the Reference Deed is at the disposal of the parties for inspection.

Now therefore the parties agree as follows:


                                   ARTICLE 1

                       SALE AND ASSIGNMENT OF THE SHARES,
                    ALLOCATION OF DIVIDEND, DATE OF TRANSFER

1. The Sellers herewith sell and assign the Shares to the Purchaser. The Purchaser accepts this sale and assignment. In accordance with Art. 15 of the memorandum of association of the Company, the Sellers mutually declare their consent to the sale and assignment of the Shares.

2. The assignment of the Shares pursuant to paragraph 1 above shall not become effective before 5 days have elapsed since the IPO Date, but not later than on February 28, 1996. The assignment shall also be subject to the suspensive condition of payment of the purchase price in accordance with Art. 2 (1) a) and transfer of the shares in MagiNet Corp. in accordance with Art. 2 (1) b). The date at which the assignment of the Shares shall become effective is hereinafter referred to as the "Closing".

3. The Company's profit for the business year 1996, as well as a profit from prior years not distributed to the shareholders (i.e. profit brought forward and profit from prior years for which no resolution regarding its appropriation has been adopted), shall be - in the event that the Closing should be prior to January 1, 1997 - due to the Purchaser and if the Closing should be after December 31, 1996 - due to the Sellers. The foregoing does not apply to retained earnings in the amount of DM 600.000,--. This amount shall be distributed to the Sellers prior to the closing in any case. The resolutions in respect of the establishment of the annual accounts and the distribution of profits shall be adopted by the Purchaser accordingly. If necessary, profit determination and profit appropriation resolutions shall be adopted.

                                   ARTICLE 2

                    PURCHASE PRICE, CONSIDERATION IN SHARES

1. As consideration for the sale of the Shares the Sellers shall receive from the Purchaser the following:

   a) DM 20,000,000.-- (in words: twenty million Deutsche Marks) in cash payable within 10 bank working days (the banking centre of Frankfurt am Main shall be decisive) from the IPO Date, but not later than on January 10, 1997, in equal parts into the account No. 149702524 of Mr. Heinrich
      R. Wirt at Kreissparkasse Siegburg (Bank Code 38650000) and account No. 510477014 of Mr. Reiner Kasbach at Raiffeisen Bank Vorgebirge, Bornheim (Bank Code 38061636). In the event that the Purchaser is not in possession of the bank guaranties on first demand to the provided by the Sellers pursuant to (S) 7, the Purchaser is entitled to retain without any obligation to pay interest a share of the purchase price in the amount of DM 1,000,000.-- to secure its claims against the Sellers arising from this Agreeement. The payment of this retained amount shall be effected only upon delivery of the bank guaranties to the Purchaser. The retaining of the Purchase Price Share of DM 1,000,000.-- does not prevent the transfer of the Shares pursuant to (S) 1 para. 2 of this Agreement.

   b) Non-registered common shares in MagiNet Corp. in a total equivalent of DM 5,000,000.-- (in words: five million Deutsche Marks) shall be transferred to the Sellers within 10 bank working days after the IPO-Date, but not later than on March 10, 1997. The total number of non-registered common shares to be transferred (hereinafter referred to as the "Common Shares") shall be determined by the following computation formula:

                                             Consideration
      Number of Common Shares =      ----------------------------
                                        Price per Common Share

      Consideration  =     The US dollar equivalent of DM 5,000,000.-- on the
                        basis of the official middle rate of exchange determined on the Frankfurt am Main Exchange for the US dollar at the IPO Date .

      Price per share  =     The IPO Price less 10 percent hereof. Should the
                          Common Share IPO Date be after February 28, 1997, a price of US$ 12 per Common Share shall be taken as a basis.

      The resulting number of Common Shares must be divisible by two. The Sellers shall each receive half the number of Common Shares determined in accordance with the above formula. Receipt of any difference remaining in comparison to the equivalent of DM 5.000.000,-- is waived by the Sellers. The Purchaser undertakes to transfer the Common Shares to the Sellers with due observance of the legal regulations applicable to their transfer. The share certificates, if any, shall be handed over to the Sellers. The obligation to transfer the Shares can be fulfilled also by MagiNet Corp. directly.

   c) Each of the Sellers is granted the right to acquire a further 150,000 non-registered Common Shares in MagiNet Corp. at a price of US$ 8 per share in accordance with the Option Agreements attached to this Agreement as Annexes 2.2.1 and 2.2.2.
                   -------------     -----

2. The Purchaser shall take the necessary steps to achieve that the shares aquired by the Sellers through this Agreement, can get registered on their request. The regulations for the management of the MagiNet Corp. apply accordingly.

3. Interest at a rate of 6% p.a. shall be paid on the part of the purchase price determined in para. 1 a) from the day of recording of this Agreement until Closing. The interest shall be part of the purchase price and shall be paid together with the part of the purchase price pursuant to para. 1
   a).

4. The purchase price to be paid in accordance with para. 1 a) shall be subsequently reduced by the amount by which the pre-tax profit, net of corporate and trade tax of the Company for the business year 1996 determined in accordance with the German generally accepted accounting principles (Grundsatze ordnungsmaiger Buchfuhrung) under continuation of the accounting principles remains below an amount of DM 3,000,000.--. Any reduction of the purchase price pursuant to this paragraph shall not exceed DM 3,000,000.--. In the event that the purchase price should already have been paid by the Purchaser, the amount of the reduction shall be repaid to the Purchaser immediately upon adoption of the annual accounts of the Company as per December 31, 1996 plus 6% interest from the date of recording of this Agreement.

5. In the event that payment of the purchase price pursuant to para. 1 a) and transfer of the Shares pursuant to para. 1 b) should not have been effected by March 31, 1997, the Sellers shall have the right to rescind this Agreement by means of a written declaration to be submitted to the Purchaser. The right of rescission can be exercised by each Seller, however, only with effect for both the Sellers.

6. Sec. 454 German Civil Code does not apply.

                                  ARTICLE 3

                                EARNOUT PLAN

1. As further consideration for the transfer of the Shares - such further consideration to be dependent on the future financial situation of the Company -the Purchaser is obliged to grant to the Sellers in the years 1997 to 1999 payment or MagiNet Common Shares, as the case may be, pursuant to the following provisions:

   a) If the Company has achieved in the fiscal year 1997 the targets contained in the business plan for the said fiscal year which is attached as Attachment 3 to this Deed (hereinafter also referred to as
                  ------------
      the "Earnout Plan"), the Sellers shall receive a combined cash/share payment equivalent to an amount of up to DM 5,000,000.--(in words: five million Deutsche Marks).

   b) If the Company has achieved in the fiscal year 1998 the targets contained in the business plan for the said fiscal year which is attached as Attachment 3 to this Deed, the Sellers shall receive a
                  ------------
      combined cash/share payment equivalent to an amount of DM 5,000,000.-- (in words: five million Deutsche Mark).

   c) If the Company has achieved in the fiscal year 1999 the targets contained in the business plan for the said fiscal year which is attached as Attachment 3 to this Deed, the Sellers shall receive a
                  ------------
      combined cash/share payment equivalent to an amount of DM 5,000,000.-- (in words: five million Deutsche Mark).

2. The aforementioned consideration is due upon the establishing of the accounts of the respective fiscal year.

3. The respective overall consideration shall be divided into cash- and share portions such that the cash portion covers the tax which accrues to the share portion. The cash- and share portions shall be approximately calculated by the Purchaser. If necessary, the Sellers shall provide any information required therefor. For the determination of the number of Common Shares which shall be transferred to the Sellers the stock price - alternatively the market price - of the MagiNet Corp. Share on the Nasdaq on the one hand, and the official middle exchange rate for US$ determined on the Frankfurt currency exchange on the other hand, on the respective due date shall be decisive.

4. For the method of payment of the cash portion and the method of transfer of the Common Shares to the Sellers, the provisions in Sec. 2 para. 1 a) and
   b) of this Agreement apply accordingly.

5. Should a Seller be removed or suspended from his office as managing director of the Company, notwithstanding the minimum-targets of the Earnout-Plan- under exception of the category "Average monthly net revenue per room" - being met and without an important cause exisiting in respect of the person (in der Person) or in the behaviour (im Verhalten) of the respective Seller, he shall receive the further consideration under the Earnout-Plan also in the event, the targets were not met. Basis for determining the yearly payment to the affected Seller under the Earnout-Plan shall be the level achieved in the fiscal year preceeding his revocation or suspension as managing director of the Company.


                                   ARTICLE 4

                           WARRANTIES OF THE SELLERS

The Sellers warrant to the Purchaser as joint and several debtors (Sec. 421 et seq. of the German Civil Code) in the form of a separate warranty that the following statements are correct and true as of the date of the recording as well as at the Closing:

1. The statements in the Preamble of this Agreement with respect to the Sellers and the Company are complete and correct.

2. The Company is a company with limited liability (Gesellschaft mit beschrankter Haftung) duly organized under the laws of the Federal Republic of Germany and validly existing in accordance with the Articles of Association and the excerpt from the Commercial Register attached as Attachment 4.2 to the Reference Deed. There are no shareholder
               --------------
   resolutions amending the Articles of Association which have not yet been registered in the Commercial Register nor are there any side agreements relating to the constitution and organisation of the Company.

3. The Company has no participations in any other businesses than the subsidiaries set forth in Attachment 4.3.1 (the "Subsidiaries") to the
                             ----------------
   Reference Deed and is under no obligation to acquire such participations. All Subisidaries were duly established under the laws of their respective jurisdiction and are validly exisitng since their establishment. Except as set forth in Attachment 4.3.2 to the Reference Deed, the Company holds 100
                ----------------
   % of the outstanding shares of capital stock of each of the Subsidiaries.

4. The Company has not entered into any enterprise contracts
   (Unternehmensvertrage) within the meaning of Sec. 291 et seq. of the Stock
    --------------------
   Corporation Act (Aktiengesetz) nor any agreement relating to the
                    ------------
   establishment of a silent partnership.

5. The Sellers are the legal and beneficial owner of the Shares which are free of any encumbrances or any other rights for the benefit of third parties. The Sellers have the right and the power to freely dispose of the Shares without that the consent of any third party would be required for such disposal or that such disposal would violate the right of any third party. The Shares do not constitute all or substantially all of the assets of each of the Sellers.

6. The Shares are fully paid up and no repayment of capital contributions has been made, neither openly nor concealed. There are no shareholders of the Company other than the Sellers.

7. Attachment 4.7 to the Reference Deed sets forth a complete and correct
   --------------
   description of the development of the Stated Capital and a composition of the shareholders of the Company since its establishment, indicating all notarial deeds with which the Company has been established, the Stated Capital of the Company has to date been increased or reduced as well as all notarial deeds with which to date shares of the Company have been subscribed to, transferred or otherwise affected.

8. Neither against the Sellers nor the Company any bankruptcy or composition proceedings have been initiated nor are there any circumstances which would justify the initiation of such proceedings in the future.

9. The annual statements of the Company and the Subsidiaries for the fiscal years 1993, 1994, 1995 (the "Accounts") and - to the extent required by the applicable law - the notes have been prepared in accordance with applicable generally accepted accounting principles (Grundsatze ordnungsgemaber
                                              --------------------------
    Buchfuhrung) as well as observing continuity in the accounting and
    -----------
    evaluation principles and present a view of the assets, finance and operating results of the Company and its Subsidiaries which is in accordance with the actual circumstances. To the extent that there are capitalization options (Aktivierungswahlrechte) no capitalization has taken
                            ----------------------
    place. To the extent that there are options to include items in the liabilities (Passivierungswahlrechte) such items have been included. All
                 -----------------------
    statutorily permitted depreciations have been taken. All statutorily permitted accruals have been taken. On neither the Company nor any Subsidiary had with exception of liabilities resulting from pending contractual relationships which are not required to be shown on a balance sheet any liabilities other than those shown in the balance sheet of December 31, 1995 or covered by accruals. To the extent that contingent liabilities did not have not be included in liabilities they have been reflected as below-the-line items on the balance sheet (including liabilities resulting from the issue of comfort letters). In respect of the accounts of the Company for the fiscal years 1993, 1994, 1995 prepared in accordance with the American principles of GAAP and in respect of the interim accounts prepared by Ernst & Young as per June 30, 1996, the Sellers represent and warrant only the completeness and the correctness of the documentation and information provided to Ernst & Young by the Sellers or by employees of the Company.

10. The receivables reflected in the balance sheet of December 31, 1995 - except receivables listed in Attachment 4.10 to the Referece Deed the
                                 ---------------
    value of which is uncertain, will be fully collectable upon their due date without that any special collection measures are required, less any specific or lumpsum value adjustment reflected in the Accounts. The equity interest in PRODAC Hotelvideo Communication Systems Ltd., Bedford, Great Britain, reflected in the balance sheet of December 31, 1995 will be fully depreciated in the fiscal year 1996.

11. The inventories shown in the balance sheet of December 31, 1995 are with respect to quantity and quality (1) in the case of raw materials, supplied goods and semi-finished goods usable in the ordinary course of business and (2) in the case of finished products and merchandise goods sellable in the usual course of business at then prevailing market prices or manufacturing cost or acquisition cost, whatever is higher.

12. The pension accrual shown in the Balance sheet of December 31, 1995 duly reflects the cash value of the Company's liabilities from commitments for company pension plans (both direct and indirect commitments) on the basis of a calculation interest rate of 6 per cent and the application of the orientation schedules of Dr. Karl Heuberg in their 1982 version.

13. Neither the Company nor any Subsidiary owns any real property. Attachment
                                                                   ----------
    4.13 to the Reference Deed sets forth a true and complete list of all office
    ----
    lease contracts entered into by the Company or any of its Subsidiaries.
    All such leases are valid and effective and there is no impending event of default under any of such leases.

14. Attachment 4.14.1 to the Reference Deed sets forth all assets necessary
    -----------------
    for, or used in, the present business operations. Except as set forth in Attachment 4.14.2 to the Reference Deed, all such assets are reflected in
    -----------------
    the balance sheet of December 31, 1995. Except as set forth in Attachment
                                                                   ----------
    4.14.3 to the Reference Deed, the Company is the legal and beneficial
    ------
    owner of all fixed assets (Gegenstanden des Anlagevermogens) used in its
                               --------------------------------
    business operations. Such assets are free of any encumbrances or any other rights for the benefit of third parties. Such assets are in a useable operating and conservation condition. The Company is the legal and beneficial owner of all current assets (Gegenstande des Umlaufvermogens)
                                            -------------------------------
    used in its business operations. With the exception of the items listed in Attachment 4.14.4 to the Reference Deed, such assets are free of any
    -----------------
    encumbrances and any other rights for the benefits of third parties with the exception of statutory pledges or retention of title rights entered into the ordinary course of business for liabilities which are reflected in the balance sheet of December 31, 1995. To the extent the Company or a Subsidiary leases equipment which is necessary for the business, valid lease contracts exist which grant the company a right of use until the end of the contractually stipulated lease term.

15. Attachment 4.15 to the Reference Deed is a complete and correct list of all
    ---------------
    industrial property rights and copyrights (patents, utility models, trademarks, design patents, copyrights and topographic rights) which are owned by the Company or any Subsidiary or with respect to which the Company or any Subsidiary has been granted a license for use as well as of, with respect to such rights in respect of which the Company or any Subsidiary has been granted a licence for use, a list of the relevant license agreements under exception of off-shelf standard software (DOS, Windows etc.). With the exception of the industrial property rights and copyrights set forth in this list neither the Company nor any Subsidiary uses in its business operations any other industrial property rights or copyrights nor is it dependent thereon. To the best knowledge of the Sellers no industrial property or copyrights used by the Company or any Subsidiary have been challenged by any third parties. The listed license agreements are valid, and there is no impending cancellation or termination of these agreements for any other reason.

16. Between the Company and any Subsidiary on the one side and the Sellers, their relatives as well as enterprises affiliated with the Sellers within the meaning of Sect. 15 of the Stock Corporation Act (Aktiengesetz) on the
                                                          ------------
    other side there are no contractual relationships with the exception of those listed in Attachment 4.16 to the Reference Deed.
                    ---------------

17. Attachment 4.17 to the Reference Deed is a complete and correct list of the
    ---------------
    21 largest customers, the 10 largest direct sale customers (distributors) and the 10 largest suppliers of the Company as per October 31, 1996 as well as of all suppliers of the Company which, for goods and services of any kind, are the sole source of supply, i.e. for which there is no alternative source at comparable conditions (except for energy supply agreements, mail and telecommunication services), listing in each case the business volume for the fiscal year 1995. To the best knowledge of Sellers there is no reason to believe that any of such customers or suppliers of the Company will reduce the extent of its previous dealings with the Company to any material degree except as for the general development of the economy or market.

18. Attachment 4.18 to the Reference Deed is a complete and correct list of all
    ---------------
    bank accounts of the Company and each Subsidiary as well as the respective signatories.

19. Attachment 4.19 to the Reference Deed is a complete and correct list of all
    ---------------
    insurance policies taken out by, or for the benefit of, the Company, a Subsidiary or its business operations with the exception of any insurance of the motor vehicles used in the Company's or a Subsidiary's business operations. The respective policy holder is in good standing with respect to its obligations under the insurance contract. Insurance policies which lapse upon the acquisition of the Company by the Purchaser are marked.

20. Attachment 4.20.1 to the Reference Deed is a complete and correct list of
    -----------------
    certain important (written or orally concluded) agreements and obligations of the Company or any Subsidiary (hereinafter referred to as the "Material Contracts", i.e. all agreements and commitments which relate to one of the following items or have been concluded with, or granted to, one of the following parties to the extent that such contracts have not yet been terminated or have not been fully performed:

    a) All agreements and obligations relating to the acquisition, divestiture, encumbrance or other disposal of real estate or real-estate-like rights;

    b) All agreements relating to the acquisition or the divestiture of fixed assets (Gegenstande des Anlagevermogens) including intangible
                       -------------------------------
         assets, physical fixed
         assets (with the exception of real estate and real-estate-like rights) and financial assets whose value exceeds DM 50,000.-- per item or collectively DM 200,000.--;

    c)      All usufructuary lease agreements (Pachtvertrage), rental agreements
                                            -------------
         (Mietvertrage) including lease- and sublease agreements in respect of
          ------------
         office-and business space, or leasing arrangements to the extent that they trigger regardless of for which party annual payments of DM 10,000.-- per item or collectively of DM 50,000.--;

    d) All license agreements into which the Company or any Subsidiary as licensor or licensee has entered to the extent that they trigger annual payments of DM 10,000.-- per item or collectively DM 50,000.--;

    e) All credit agreements into which the Company or any Subsidiary, as lender or borrower, has entered, with the exception of customary extensions of the due date of receivables or payables agreed to in the ordinary course of business, as well as all factoring arrangements;

    f) All agreements with domestic or foreign authorized dealers (Vertragshandler), commercial agents (Handelsvertreter) or agents as
          ---------------                      ----------------
         well as all similar distribution agreements which either in case of their termination trigger compensation claims against the Company or whose notice period for termination exceeds three (3) months;

    g) All operating- and film delivery contracts with hotels referencing the contracting party and the location of the hotel, as well as all supply agreements (Ausstattungsvertrage) which are not fully performed or where the warranty period has not yet elapsed;

    h) All employment agreements which provide for an annual aggregate remuneration of more than DM 80,000.-- (as per the date of conclusion of such agreement) as well as all agreements with advisers to the extent that they trigger payments which exceed DM 50,000.-- per item or collectively DM 200,000.--;

    i) All agreements and obligations relating to pensions, other social benefits, profit participations, turnover participations or other success bonuses as well as similar agreements with the exception of those already mentioned under Section 4.20. h);

    j) All material collective bargaining agreements and material shop agreements into which the Company or any Subsidiary has entered or to which the Company or any Subsidiary is subject (with the exception of multi-facility, regional or multi-regional collective bargaining arrangements);

    k) All cooperation and similar agreements with third parties as well as any agreement or obligation having a restrictive impact on competition;

    l) All agreements or obligations which have been entered into or assumed outside the ordinary course of business of the Company or any Subsidiary to the extent that they trigger annual payments of DM 50,000 per item or collectively DM 200,000.--;

    m) All securities granted and all obligations assumed by the Company in favour of the Subsidiaries;

    n) Other agreements and obligations which trigger annual payments exceeding DM 100,000.-- per item or collectively DM 500,000.--.

    The validity or enforceability of none of the Material Contracts has been legally contested or is doubtful. No Material Contract is terminated nor to the best knowledge of Sellers is about to be prematurely terminated. The Material Contracts listed in Attachment 4.20.2 to the Reference Deed
                                     -----------------
    or particularly indicated in the above attachments are already terminated or about to be terminated. Neither the Company nor any Subsidiary nor to the best knowledge of Sellers their respective contractual partner are in breach of or in default with respect to, any Material Contract. The transaction contemplated in this Agreement to the best knowledge of Sellers will not give any party an express right to termination or amendment of a Material Contract.

21. Attachment 4.21.1 to the Reference Deed is a complete and correct list of
    -----------------
    all employees of the Company and each Subsidiary, specifying their names, job designations, place of employment and the total amount paid or payable to such employee in the last fiscal year. No employee marked therein as "important" has declared an intention to terminate the employment relationship with the Company. There are no litigeous labour disputes with the exception of those listed in Attachment 4.21.2 to the Reference Deed.
                                     -----------------

22.  Attachment 4.22 to the Reference Deed is a complete and correct list of all
     ---------------
     powers of attorney issued by the Company and presently in force which are not reflected in the excerpt from the commercial register attached hereto as Attachment 4.2 to
                                                             --------------
     the Reference Deed.

23. The Company and each Subsidiary has duly prepared and timely filed all tax returns. All taxes, social security contributions (Sozialversicherungsbeitrage) and all other public law dues of any kind
      ---------------------------
     owned by the Company or any Subsidiary have been paid upon their due date or, to the extent that such taxes, social security contributions and other public law dues have not yet been due at the respective statement day have been accrued for in the balance sheets being part of the Accounts and the Balance sheet of December 31, 1995, respectively; in particular, neither the Company nor any Subsidiary has made any hidden profit distributions. Attachment 4.23 to the Reference Deed is a complete
                           ---------------
     and correct description of the corporate income tax structure of the usable equity (verwendbares Eigenkapital) shown in the Annual Statement
                    -------------------------
     1995. The Company, after December 31, 1995, did not have shareholders who were not entitled to a set-off of corporation tax (Korperschaftsteueranrechnung).

24. The Company has applied for, received and used all public grants only in accordance with applicable law and in compliance with all regulatory orders, conditions and impositions. No such grants will have to be repaid as a result of the consummation of the transactions reflected in this Agreement nor due to other circumstances already known.

25.  Attachment 4.25 to the Reference Deed is a complete and correct list of all
     ---------------
     legal disputes and regulatory proceedings to which the Company or any Subsidiary or employees of the Company or any Subsidiary (the latter only to the extent that such disputes or proceedings could result in a liability of the Company) are party or subject. Aside from the listed disputes and proceedings no disputes or proceedings are impending nor are there any circumstances which are likely to give rise to such disputes or proceedings.

26. The business facilities of the Company have been erected in compliance with all applicable law and regulatory orders (especially in the area of construction law and trade law). Neither their operation nor the other present business operations of the Company nor any of its products or services violate applicable law or regulatory orders. The Company has at its disposal all regulatory permits which are required for the conduct and continuation of its present business operations. To the best knowledge of Sellers neither a revocation nor any restrictions of such permits is impending.

27. The real estate used by the Company (whether or not such real estate is the property of the Company or third parties) as well as the other operational facilities are free of any pollution of soil, ground water, air or any other environmental pollution for whose curing and cleaning up the Company could be held liable. The business operations of the Company do not result in any pollution of soil, water, air or any other environmental pollution with respect to whose omission the Company could be held liable. The Company has always observed all applicable environmental and zoning laws and other provisions. The fresh water supply, the disposal of waste water as well as of gases and solid emissions and effluent is fully assured for the present business operations.

28. Since December 31, 1995, the business operations of the Company have been and will be conducted exclusively in the ordinary course of business, in accordance with cautious practice and substantially in the same manner as before; there have been no materially adverse changes with respect to such business operations or the asset, financial or result situation or with respect to important assets or contracts of the Company. Since December 31, 1995 no profit distributions including preliminary and constructive distributions have been made nor have, except for in the ordinary course of business, hidden reserves been dissolved or withdrawn.

29. To the best knowledge of Sellers all information supplied to the Purchaser and its advisers by the Sellers prior to the recording of this Agreement is complete, correct and accurate in any respect. It is not misleading and does not omit anything relating to the Shares, the Company and its business operations which would be important for the individual information or which the Purchaser at the time of the recording of this Agreement for the evaluation of such information should know. To the best knowledge of Sellers there are no material facts or circumstances which in future could have a materially adverse impact on the Company and its business operations with the exception of general developments of the economy or the market.


                                   ARTICLE 5

                               LEGAL CONSEQUENCES

1. If one or several of the statements for which Sellers pursuant to Article 4 of this Agreement has assumed, a representation turns out not to be accurate, then the Purchaser and the Company have the right to demand that the Sellers within an appropriate period of time but in any case not later than 4 weeks after receipt of such demand remedy the situation. If Sellers within such period of time do not remedy the situation in accordance with this Agreement or if such remedy in accordance with this Agreement is not possible, then the Purchaser and the Company have the right to obtain from Sellers monetary damages. A claim for monetary damages for the Purchaser only exists to the extent that the loss exceeds in total DM 100.000,--. The liability of the Sellers for damages is limited by the purchase price including the earnout payments stipulated in clause 3 of this Agreement and taking into account any purchase price reduction pursuant to clause 2 para. 4. The foregoing limit is initially reduced by an amount of DM 4,600,000.--, which equals the sum of the securities listed in clause 12 granted by the Sellers. The thus reduced limit shall be susequently increased by the amount in which the Purchaser redeems such securities. Any reduction of the purchase price pursuant to clause 2 para. 4 of this Agreement shall not be considered as a loss. Economic disadvantages due to the non-collection of the claims of the Company against PRODAC Hotelvideo-Communication Systems Ltd., Bedford, Great Britain and due to the worthlessness of the Company's interest in this company are also not considered as a loss. The legal principle expressed in Section 460, 464 of the Civil Code (Burgerliches Gesetzbuch) does not apply. If the
                        -----------------------
     seller's liability depends upon knowledge or imported knowledge, the knowledge of employee of the corporation shall be attributed to them.

2. All warranty rights of the Purchaser pursuant to this Article 5 are subject to a limitation period of two (2) years. This does not apply to legal defects of the Share sold with respect to which the statutory limitation period applies. The limitation period shall start to run with the Effective Date.

3.   Any claims because of non-fulfillment of the warranties assumed in Sect.
     4.23 expire due to the running of the limitation period (6) six months after the end of the field audit for the relevant period; this does not apply for cases of tax fraud and grossly negligent tax reduction. Mere adjustment of periods, i.e. to the extent that tax claims or tax reimbursements relating to the period before the Effective Date result in tax credits or tax claims after the Effective Date shall not be taken into account.

                                  ARTICLE 6

                LIABILITY FOR THE PATRICK SCULLY LITIGIATION

The Sellers shall be jointly and severally liable to the Purchaser for any amount exceeding GBP 25,000.-- which has to be paid by the Company or by PRODAC Hotelvideo-Communication

Systems Ltd., Bedford, Great Britain due to the litigation currently pending before the High Court of Justice, Queens Bench Division in Nottingham against Mr. Patrick Scully and Hotel Information Systems Limited with registered offices in Dublin, Ireland, reduced by the actual reduction in the Company's taxes due to the payment of the sum of judgment. The amount shall be payable within one month after final judgement has been rendered. Such amount shall be reduced, if possible, by the yearly earnout-payment pursuant to Sec. 3 of this Agreement. In the event that - with respect to the profit situation of the Company - no earnout-payment takes place or if the litigation is finally settled only after all earnout payments were effected, the Sellers shall pay the amount due directly to the Purchaser.

                                   ARTICLE 7

                          BANK GUARANTY OF THE SELLERS

To secure claims of the Purchaser under Art. 5 and Art. 2 (4) sentence 2 and Art. 6 of this Agreement, and regardless of any right to assert under this Agreement a claim for a higher amount, each of the Sellers shall provide to the Purchaser a bank guaranty on first demand of a major German bank (Grobank) in the amount of DM 500,000.-- by the IPO-Date, at the latest, however, on February 28, 1997. The bank guaranties shall have a term of at least two and a half years from the IPO-Date. The payment of the guaranty sum shall only be subject to the express declaration of the Purchaser that the respective Seller has not fulfilled its obligations under the Share Purchase Agreement.



                                   ARTICLE 8

                WARRANTIES OF THE PURCHASER, LEGAL CONSEQUENCES

 1. The Purchaser warrants to the Sellers in the form of a separate warranty that the following statements are correct and true as of the Closing:

    a) MagiNet Corp. is a corporation duly organised under the laws of the State of California and has been validly existing since then. MagiNet intends to transfer its registered office to the State of Delaware in compliance with the laws applying there.

    b) The Purchaser is the legal and economic owner of theCommon Shares, which are free from any encumbrances and other rights created in favour of third parties. The Purchaser is entitled to freely dispose of the Common Shares without the need to obtain the consent of any third party and such a disposal would not infringe the rights of any third party or general legal provisions;

    c) The Common Shares have been paid up in full; no repayments of contributions have been made either in a disclosed or undisclosed form;

    d) No bankruptcy or composition proceedings have been instituted neither against the Purchaser nor against MagiNet Corp., and no circumstances are apparent which would justify the institution of such proceedings in the future;

    e) The annual accounts of the MagiNet Corp. for the business years 1993, 1994 and 1995 have been drawn up in compliance with generally accepted auditing principles in the USA (GAAP) and give a fair view of the assets and liabilities, financial position and earnings of the MagiNet Corp.;

    f) Since December 31, 1995 the business of MagiNet Corp. has been conducted exclusively within the scope of ordinary operations in accordance with prudent business practice and substantially in a manner consistent with previous practice. No material adverse changes have occurred in respect of the Company's operations, its assets and liabilities, financial position and earnings or in respect of important assets or agreements of the Company.

2. In the event that it should be found that one or more of the above statements is or are incorrect, the legal consequences mentioned in Art. 4 shall be appropriately applied.


                                   ARTICLE 9

      ASSURANCES BY THE SELLERS CONCERNING THE PURCHASE OF THE SHARES;
           RESTRICTIONS ON TRANSFER; INVESTMENT INTENT OF SELLERS;
       UNITED STATES SECURITIES LAW COMPLIANCE; ADEQUACY OF DISCLOSURE

Each of the Sellers hereby severally represents and warrants to MagiNet Corp. and the Purchaser, as of the date of this Agreement and as of the Closing, the following statement with respect to its acquisition of the MagiNet Corp. Common Shares (the "Common Shares") pursuant to this Agreement as follows:

1.  EXPERIENCE. He has substantial experience in evaluating and investing in the
    -----------
securities of private companies similar to MagiNet Corp. so that he is capable of evaluating the merits and risks of his investment in the Common Shares and has the capacity to protect his own interests.

2.  INVESTMENT. He will acquire the Common Shares pursuant to this Agreement for
    ----------
investment for his own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. He understands that the Common
Shares and the underlying Common Stock have not been and will not be registered under the 1933 Act by reason of a specific exemption from the registration provisions of the 1933 Act, the availability of which depends upon, among other things, the bona fide nature of his investment intent and the accuracy of his representations as expressed herein and in response to the inquiries of MagiNet Corp., if any.

3.  RULE 144. He acknowledges that the Common Shares must be held indefinitely
    --------
unless subsequently registered under the 1933 Act or unless an exemption from such registration is available, and the Company is under no obligation to register the Common Shares. He is aware of the provisions of Rule 144 promulgated under the 1933 Act, which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale's occurring not less than two years after he has purchased and fully paid for the securities to be sold, the sale's being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations.

4.  LEGENDED CERTIFICATES. He understands that, in addition to any legend
    ---------------------
imposed by applicable state securities laws, the certificates representing the Common Shares to be issued at the Closing will bear a restrictive legend (and stop transfer orders shall be placed against the transfer thereof with the transfer agent of MagiNet Corp.), stating substantially as follows:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933; AS AMENDED (THE "ACT"). THEY MAY NOT BE SOLD, TRANSFERRED ASSIGNED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED -UNDER THE ACT, OR A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION,

    THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN CONTRACTUAL RESTRICTIONS ON TRANSFER SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE HOLDER, A COPY OF WHICH IS AVAILABLE FROM THE SECRETARYOF THE COMPANY.

5.  NO PUBLIC MARKET. He understands that, although MagiNet Corp. has proposed
    ----------------
to file the Registration Statement with the Commission, no public market currently exists for any of the securities issued by MagiNet Corp. and MagiNet Corp. has made no assurances that the Registration Statement will be declared effective or that a public market will ever exist for the securities of MagiNet.

6.  ACCESS TO DATA: ADEQUACY OF DISCLOSURE. He has had an opportunity to discuss
    ---------------------------------------
the business of MagiNet Corp., its management, and its financial affairs with its officers and has the opportunity to review the facilities of MagiNet Corp. He has had the opportunities to ask questions of officers of MagiNet Corp., and such questions were answered to his satisfaction. He understands that such discussion, as well as any written information issued by MagiNet Corp., were intended to describe certain aspects of the business of MagiNet and its prospects but were not necessarily or exhaustive description. He has reviewed the copies of the Registration Statement, including the matters discussed under the caption "Risk Factors" therein, has relied only on the written disclosures contained in the SEC Documents (including the Registration Statement) in making his decision to acquire the Common Shares, and believes such disclosure is adequate under the circumstances to permit him to make. such decision.

7.  TAX LIABILITY. He has reviewed with his own tax advisors the domestic and
    --------------
foreign tax consequences of his investment in the Common Shares. He has relied solely on such advisors and not on any statements or representations of MagiNet Corp. or any of its representatives or agents. He understands that he (and not the Company, the Purchaser, or MagiNet Corp.) shall be responsible for his own tax liability that may arise as a result of his investment in the Common Shares.

                                   ARTICLE 10

                  MARKET STAND-OFF AGREEMENT; CONFIDENTIALITY;
                  ADDITIONAL COVENANTS OF SELLERS AND COMPANY

1.  MARKET STAND-OFF AGREEMENT. Each of the Sellers agrees that he will not
    ---------------------------
sell, make any short sale of, loan, grant any option for the purchase of or otherwise dispose of or transfer the Common Shares to any person or entity for a period of one year from the IPO Date. Each Seller agrees that MagiNet Corp. may instruct its transfer agent to place stop-transfer notations in its records to enforce the provisions of this section. During the term of the aforementioned restriction, each of the Sellers further agrees to execute and enter a market stand-off agreement in such form as may be requested by any underwriter of any public offering of the securities of MagiNet Corp.; provided, however, that such any such market stand-off agreement shall not limit in any manner the Sellers' obligations pursuant to this section.

2.  CONDUCT OF BUSINESS. During the period from the date of this Agreement and
    --------------------
continuing until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Sellers and the Company agree that the Company and each of the Subsidiaries shall carry on its business in the usual, regular, and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all efforts consistent with past practice and policies to preserve intact the present business organizations of the Company and the Subsidiaries, to keep available the services of its present officers and key employees, and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having dealings with it, to the end that the goodwill and ongoing businesses of the Company and the Subsidiaries shall be unimpaired at the Closing. The Sellers and/or the Company shall promptly notify MagiNet Corp. of any event or occurrence or emergency not in the ordinary course of business of the Company or any Subsidiary and any event which could have a Material Adverse Effect on the Company or any Subsidiary.

3.  NO SOLICITATION. Until the earlier of the Closing or the termination of this
    ----------------
Agreement in accordance with its terms, neither the Company nor the Sellers will, and will not permit any of the officers, directors, employees, agents, shareholders or representatives of the Company or any Subsidiary to solicit, encourage, initiate, enter into, continue or participate in any negotiations or discussion with, or provide any information to any third party concerning, the possible acquisition of the Company or its capital stock, business, or assets, or any other transaction that would be inconsistent with the transactions contemplated by this Agreement. The Company and/or the Sellers will promptly notify MagiNet Corp. If it or any of the officers, directors, or shareholders of the Company or any Subsidiary learns of any inquiry or proposal during the term of this covenant concerning the possible acquisition of the Company or its stock, business, or assets. Such notice shall include the name of the inquiring party and the terms and conditions of such inquiry or proposal.

4.  ACCESS TO INFORMATION. The Company and the Sellers shall afford MagiNet
   -----------------------
Corp., the Purchaser, their accountants, counsel, and other representatives reasonable access during normal business hours during the period prior to the Closing to (i) all of its properties, books, contracts, commitments, and records and (ii) all other information concerning the business, properties, and personnel of the Company as MagiNet Corp., the Purchaser, their accountants, counsel, and other representatives may reasonably request. The Company and the Sellers agree to provide MagiNet Corp., the Purchaser, their accountants, counsel and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this provision shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

5.  CONFIDENTIALITY. From the date hereof to and including the Closing Date, the
    ----------------
parties hereto shall maintain and cause their directors, employees, agents, and advisors to maintain in confidence and not to disclosure or use for any purpose, except the evaluation of the transactions contemplated hereby and the accuracy of the respective representations and warranties of the parties hereto contained herein, information concerning the other parties hereto and obtained directly or indirectly from such parties, or their directors, employees, agents or advisors, except such information as is or becomes (i) available to the non-disclosing party from third parties not subject to an undertaking of confidentiality; (ii) generally available to the public other than as a result of a breach by the non-disclosing party hereunder, or (iii) required to be disclosed under applicable law; and except such information as was in the possession of such party prior to obtaining such information from such other party as to which the fact of prior possession such possessing party shall have the burden of proof. In the event that the transactions contemplated hereby shall not be consummated, all such information which shall be in writing shall be returned to the party furnishing the same, including to the extent reasonably practicable, copies or reproductions thereof which may have been prepared. The Sellers and the Company acknowledge and agree that the rules and regulations of the Commission require that this Agreement and the employment agreements of the Sellers and potentially other agreements be filed as exhibits to the Registration
Statement.

6.  INSIDER TRADING POLICY. Each of the Seller's acknowledges that, following
    -----------------------
the Closing, he will be subject to applicable rules on Insider Trading Policy adopted August 8, 1996, as amended from time to time (the "Policy"), and agrees to comply with its terms for so long as it applies to him.

7.  REGISTRATION. MagiNet Corp. shall prepare and file, and the Sellers shall
    -------------
assist in preparing and filing, a registration statement on Form S-3 under the 1933 Act ("Registration Statement") pertaining to the offer and sale of the Common Shares to be issued to the Sellers pursuant to Article 2 of this Agreement and that my be issued to the Sellers pursuant to Article 3 of this Agreement. As contemplated by the Policy, the Sellers shall not sell, and the Registration Statement shall not permit the sale of such Common Shares during any "black-out period", as defined in the Policy. Each Seller shall provide to MagiNet Corp. and its counsel for inclusion in the Registration Statement such information concerning Sellers as MagiNet Corp. or its counsel may reasonably request, and all of such information shall be in form and substance reasonably satisfactory to MagiNet Corp. and its counsel and shall be true, complete and correct. MagiNet Corp. and each of the Sellers shall use their reasonable efforts to respond to any comments of the Commission and to have the Registration Statement declared effective on or before the date that is one year from the IPO Date. The Sellers will supply MagiNet Corp. with copies of all correspondence between the Sellers or any of their respective representatives, on the one hand, and the Commission on the other hand, with respect to the Registration Statement. Whenever any event occurs that should be set forth in an amendment or supplement to the Registration Statement, MagiNet Corp. or the Sellers as the case may be, shall promptly inform the other party of such occurrence and cooperate in filing with the Commission any such amendment or supplement. MagiNet Corp. will use reasonable commercial efforts to maintain the effectiveness of the Registration Statement until any of the Common shares covered by the Registration Statement can otherwise be sold pursuant to Rule 144. MagiNet Corp. shall bear all expenses incident to preparing, filing and maintaining the effectiveness of the Registration Statement pursuant to this Article 10 (7), provided that the Sellers shall be responsible for expenses of their legal, accounting, financial and other advisors and for any commissions, discounts or other selling expenses.


                                   ARTICLE 11

                         CONTRIBUTION OF EQUITY CAPITAL

The Purchaser shall within one month after the Closing take the necessary steps to increase the share capital of the Company by DM 5,000,000.-- in particular to contribute in full the according capital amount and to contribute within a further three month's period an additional amount of DM 5,000,000.-- in the form of equity capital or financial resources equivalent to equity capital.


                                   ARTICLE 12

                         REDEMPTION OF CREDIT SECURITY

1. The Purchaser intends to redeem the following credit security items provided by the Sellers or their spouses:

    a) Land charge of DM 1,000,000.-- relating to the property registered in the land register of the Local Court of Cologne, District of Lovenich Folio 20467, Part III, serial number 3 in favour of Philips Mietsystem GmbH, Steindamm 55, 20099 Hamburg, securing leasing claims;

    b) Land charge of DM 1,000,000.-- relating to the property registered in the land register of the Local Court of Cologne, District of Lovenich Folio 20467, Part III, serial number 3 in favour of Philips Mietsystem GmbH, Steindamm 55, 20099 Hamburg, securing leasing claims;

    c) Surety as principal and co-debtor of Mr. Kasbach for DM 800,000.-- in favour of Stadtsparkasse Koln securing a multifunctional loan facility in the amount of DM 2.600.000,--;

    d) Surety as principal and co-debtor of Mr. Wirt for DM 800,000.-- in favour of Stadtsparkasse Koln securing a multifunctional loan facility in the amount of DM 2.600.000,--;

    e) Surety as principal and co-debtor of Mr. Kasbach for DM 500,000.-- in favour of Deutsche Bank AG, Cologne Branch securing claims resulting from the entire business relation;

    f) Surety as principal and co-debtor of Mr. Wirt for DM 500,000.-- in favour of Deutsche Bank AG, Cologne Branch securing claims resulting from the entire business relation.

2. For this reason, the Purchaser together with the Sellers will use reasonable efforts to obtain a written declaration from the afore-mentioned secured parties that they will release the Purchaser from the respective security obligations granted to it by the Sellers or their spouses, at least in so far as that the Purchaser fulfills its capital contribution obligation pursuant to Article 11 of this Agreement.

3. Should the redemption of any of the afore-mentioned security items fail due to lack of consent by the secured party, the Purchaser will indemnify the Sellers and/or their spouses inter partes in the event of any claims being raised under such security.

4. In the event that the declarations pursuant to para. 2 have not been made at the Closing (a condition precedent), the Purchaser hereby grants to the Seller a pledge on the Shares to secure the indemnification claim pursuant to para. 3. The Sellers hereby accept this pledge subject to the condition precedent. The pledge shall cease to exist, when the last security is released by the respective secured party.


                                   ARTICLE 13

                        EMPLOYMENT AS MANAGING DIRECTORS

1. The employment relationships of the Sellers with the Company will be continued from the Closing as stipulated in the employment contracts attached as Attachment 13.1 and 13.2 to the Reference Deed to be entered
                ---------------     ----
    into. In the event the management is transferred to another legal entity due to a conversion of the Company into a partnership, the Purchaser shall be responsible for the appointment of the Sellers as managing directors of this legal entity with the consequent continuation of their employment contracts.

2. The Purchaser agrees that the Company may pay the Sellers jointly a bonus payment totalling DM 90,000.-- prior to the Closing. The distribution inter se is up to the Sellers.


                                   ARTICLE 14

                  DUTY OF MAGINET CORP. TO TAKE RESPONSIBILITY

MagiNet Corp. takes responsibility towards the Sellers for the performance of the duties assumed by the Purchaser in this Agreement. Any objections and pleas due to the Purchaser from this Agreement or from other legal relationships with the Sellers may also be asserted by MagiNet Corp.



                                   ARTICLE 15

                            COVENANT NOT TO COMPETE

1. Each of the Sellers undertakes that he will abstain during a period of 5 years from the Closing from engaging in any activity in the territory of the European Economic Area by which he would compete directly or indirectly with the current operations of the Company or which would result directly or indirectly in such a competition. In particular, each of the Sellers will not found or acquire or participate in or counsel any company which operates in direct or indirect competition with the current operations of the Company. Excepted from this covenant not to compete is the acquisition of shares up to a maximum of 1% in listed companies and a possible activity as a Director or member of the Executive Committee of MagiNet Corp. pursuant to Art. 17 para. 4 of this Agreement.

2. In the event that a Seller should infringe the covenant not to compete as agreed in paragraph 1 above and continues such infringement despite a warning given by the Purchaser or MagiNet Corp., the Seller shall pay a contractual penalty of DM 500,000 (in words: five hundred thousand Deutsche Mark) to the Purchaser. Should the infringing act continue, the Seller shall pay a further contractual penalty amount to DM 500,000.-- (in words: five hundred thousand Deutsche Mark) for each further month of infringement. The right of the Purchaser to assert any additional damage which may be incurred by it or by the Company and to demand cessation of the forbidden behaviour shall remain unaffected.

                                   ARTICLE 16

                                CONFIDENTIALITY

1. The parties are agreed that they will treat as strictly confidential any knowledge which they may obtain of one another and the affiliated companies in connection with the negotiation and the conclusion of this Agreement.

2. None of the parties will make a press statement or similar announcements in respect of the legal acts regulated by this Agreement without previously bringing about a written understanding with the other party. Excepted from this are any announcements or other statements by MagiNet Corp. in connection with the preparation of realisation of the IPO.


                                   ARTICLE 17

                        PRINCIPLE OF FUTURE COOPERATION,
                         REPAYMENT OF SHAREHOLDER LOANS

1. Following recording of this Agreement, the Sellers in their capacity as Managing Directors of the Company shall make decisions outside the ordinary course of business or a plan agreed between the Company and MagiNet Corp. in the following matters only in close coordination with MagiNet Corp.:

    a)  Conclusion, amendment and termination of operating agreements;
    b)  Conclusion, amendment and termination of leasing agreements;
    c)  Pricing;
    d)  Personnel decisions;
    e) Additional borrowings in excess of plans agreed upon between the corporation and MagiNet Corp;
    f)  Marketing strategy;
    g)  Technology;
    h) Any other matters of fundamental importance in which MagiNet Corp. as the future acquiror of the Shares has a justified interest.

2. The Purchaser agrees that the Company will repay the shareholder loans made available to it and currently outstanding in the amount of DM 130,000.-- to the Sellers within ten bank working days from the

    Closing. The sellers shall document the repayment of the shareholder loan in an appropriate manner.

3. The Purchaser further agrees that the current employee bonus plan of the Company shall be performed without any changes in the fiscal year 1996.

4. The Purchaser shall be responsible to achieve that the Sellers after the Closing and as long as they together hold 1% of the respective share capital of the MagiNet Corp. and hold their offices as managing directors of the Company are represented together by one seat on the Board of Directors of MagiNet Corp.

    The seat on the Board of Directors of MagiNet Corp. should be filled by the Sellers, if appropriate, by regular rotation for one term of office each.

                                   ARTICLE 18

            RESCISSION OF THE CONTRACT IN THE EVENT OF BANKRUPTCY OR
                    COMPOSITION PROCEEDINGS OF MAGINET CORP.

In the event that (i) the IPO has not taken place on March 31, 1997 and (ii) MagiNet Corp. prior to August 31, 1997 is subject to bankruptcy or composition proceedings, the Sellers shall have the right to rescind this Agreement by means of a written declaration to the Purchaser. The right of rescission can be exercised by each Seller, however, only with effect for both the Sellers.


                                   ARTICLE 19

                                 MISCELLANEOUS

1. The cost of the financial audit and the due diligence examination shall be borne by the Purchaser. The cost of recording by notary public shall be borne at one half each by the Sellers and the Purchaser. Apart from this, each party shall bear the costs of its own advisors.

2. Any modifications of and amendments to this Agreement, including this provision, shall be made in writing, unless a notarial form must be observed.

3. The Purchaser may assign its rights and obligations under this Agreement without the consent of the Sellers to another domestic entity directly or indirectly owned by MagiNet Corp. MagiNet Corp. may assign its rights and obligations under this contract only with the consent of the Sellers; provided, however, the Sellers hereby agree that MagiNet Corp. may transfer its rights and obligations by way of merger to a successor corporation organized under the laws of the State of Delaware. The Sellers hereby already give their consent to such assignment.

4. Should any provision of this Agreement be wholly or partly ineffective or unenforceable, the effectiveness and enforceability of all the remaining provisions of this Agreement shall not be affected thereby. The ineffective or unenforceable provision shall be considered replaced by such effective and enforceable provision as comes as close as possible to the economic purpose pursued by the parties to the Agreement by the ineffective or unenforceable provision.

5. Any agreements made between the parties to the Agreement prior the the conclusion of this Agreement have been superseded by the conclusion of this Agreement.

6. This Agreement - except the Option Agreement - shall be governed by the laws of the Federal Republic of Germany. In case of any disputes arising between the parties to the Agreement out of this Agreement, the parties to the Agreement agree as far as permitted by statute that Cologne shall be the venue.

                                      II.

The Reference Deed referred to in the preamble of the above agreement was available to the persons appearing during the recording of this Deed. The notary advised the parties of their right to have such Reference Deed read out again and attached to this Deed. The persons appearing confirmed that the contents of such Reference Deed are known to them and that they waive their rights to such reading and attachment.

The persons appearing then approved all statements made by Dr. Nicolas Baron von Behr in connection with the execution of such Reference Deed as attorney without power of representation ("vollmachtloser Vertreter").
                          ------------------------

Thereafter, the persons appearing under 1. and 2., when questioned by the notary public, stated that the assets of the Company do not include any domestic real estate.

The notary thereupon advised the deponents that the acquisition of all shares in a company whose assets include domestic real estate is subject to real estate acquisition tax.


The notary advised the deponents,

- that the persons acting on behalf of the Purchaser before its registration in the Commercial Register will be personally liable;

- that in case of a divestiture of shares in a GmbH only that party is vis-a-vis the company recognized as the acquiror whose acquisition has been notified to the company together with the submission of evidence of the transfer;

- that the acquiror is bound by acts taken before such notification by the company vis-a-vis the vendor or by the vendor vis-a-vis the company with respect to the shareholding relationship;

- that the acquiror is together with the vendor liable for contributions on the shares which are still outstanding at the time of such notification.

The deponents asked the notary to notify the acquisition of the shares by the Purchaser to the Company by means of submitting a certified copy of this Deed.

The above protocol including the attachments was read in the presence of the notary to the deponents, approved by them and then signed by them and the notary in their own hands as follows:

/s/ Authorized signatures

                                                                      Appendix 3
                                                                      ----------

                                   Earn-out
                                   --------

I.      Goals and definitions
        ---------------------

1. THE GOALS FOR EACH OF THE YEARS 1997, 1998 AND 1999 CONSIST OF THE FOLLOWING FOUR SUB-GOALS:

        Sub-goal                                percentage share of total goal
        --------                                ------------------------------
        New hotel rooms                         20%
        Average net monthly sales per
           hotel room                           20%
        Operations costs and manufacturing
           costs/sales                          40%
        Installation costs per hotel room       20%

2. NEW HOTEL ROOMS IS THE TOTAL NUMBER OF HOTEL ROOMS FOR WHICH THE CORPORATION AND ITS 100% SUBSIDIARIES HAVE FULLY INSTALLED VIDEO SYSTEMS WHICH YIELD SALES FOR THE RELEVANT FISCAL YEAR.

3. AVERAGE MONTHLY NET SALES PER HOTEL ROOM IS THE TOTAL SALES (within the meaning of (S)(S) 275 par. 2 No. 1 German Commercial Code, excluding value-added tax) during a fiscal year divided by 12 which arise from the presentation of video films, excluding all other interactive systems and services, per hotel room. "Hotel room" qualifies as all installed and operating hotel rooms. If a new hotel room is not installed and in operation for the entire year, said hotel room shall count on a pro rata
                                                                        --------
        temporis basis.
        --------

4. Operating costs and manufacturing costs are defined by Ernst & Young according to U.S. generally accepted accounting principles for the financial statements for the period ended September 30, 1996.

5. Installation costs per hotel room are defined by Ernst & Young according to U.S. general accepted accounting principles for the annual financial statements for the period ended September 30, 1996. Installation costs within the meaning of this paragraph 5 are costs for the installation of systems for the presentation of film videos excluding costs for the installation of other interactive systems and service systems.

II.     General rules
        -------------

        The following tables indicate standards and percentage rates for the sub-goals. If a sub-goal is achieved or not met, a claim arises in the amount of the relevant percentage rate of the relevant sub-goal.

        Ernst & Young's methods for the determination of Prodac costs are to be used as the basis for the definition of performance compared to the earn-out goals. Services below the 40% level result in no earn-out for the given year (see example for installation costs below).

        The current sub-goals are based on PRODAC's operating results for the period ended June 30, 1996. The sub-goals (1) operating costs and manufacturing costs/sales, (2) average net monthly sales per hotel room and (3) installation costs per hotel room are to be changed in such a manner that PRODAC's operating results for the period ended September 30, 1996, are as determined by Ernst & Young. In each case, the 100% sub-goal for 1996 must be replaced by the corresponding number for the first nine months of 1996. The increases from year to year and the drop from 100% to 40% remain the same in absolute numbers. Example:
        Average net monthly sales per hotel room for the first nine months of 1996: [***].


     --------------------------------------------------------------------
[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

                                                                               3
                       1997     1998    1999

               100%
                80%            [***]
                60%
                40%

III.    Example:
        -------

        Assumptions:
        -----------

        Sub-goals achieved in 1998:

        New hotel rooms
        Average net monthly sales per hotel room
        Operations costs and manufacturing costs/sales    [***]
        Installation costs per hotel room


     --------------------------------------------------------------------
[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

        Result:
        ------

        New hotel room sub-goal:        80% achieved    This totals 20% of the
                                                        total goal; thus 16%
                                                        has been achieved

        Average net sales
        per hotel room sub-goal:        40% achieved    This totals 20% of the
                                                        total goal; thus 8% has
                                                        been achieved

        Operating costs and
        manufacturing costs
        divided by sales sub-goal:      80% achieved    This totals 40% of the
                                                        total goal; thus 32% has
                                                        been achieved

        Installation costs sub-goal
        not achieved                     0%             This totals 20% of the
                                                        total; thus 0% has
                                                        been achieved

        New hotel rooms                                                 16%

        Average monthly net sales per hotel room                         8%

        Operating costs and manufacturing costs divided by sales        32%
                                                                        ---

                                                                        56%

        Thus a claim for DM 2,800,000.00 arises for 1998. Given an assumed tax rate of 25%, DM 700,000.00 in cash and DM 2,100,000.00 in MagiNet Corporation shares must be paid.

                                           Operating
                                          expenses and
        New       97     98      99      cost of goods   97     98      99
    Hotel rooms  Rooms  Rooms   Rooms     sold/revenue    %      %       %

        100%                                   100%
         80%                                    80%
         60%         [***]                      60%             [***]
         40%                                    40%

       Average
     monthly net
     revenue per                           Installation  97      98      99
        room     DM     DM      DM             cost      DM      DM      DM

        100%                                   100%
         80%                                    80%
         60%         [***]                      60%             [***]
         40%                                    40%

     --------------------------------------------------------------------
[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

                OMITTED ATTACHMENTS AND ANNEXES TO EXHIBIT 2.1

The Registrant hereby agrees to furnish such attachments and annexes upon the request of the Securities and Exchange Commission.

Annexes
-------

     2.2.1. Seller's right to purchase 150,000 options to buy Common Stock under 1992 Key Personnel Stock Option Plan.

     2.2.2. Seller's right to purchase 150,000 options to buy Common Stock under 1992 Key Personnel Stock Option Plan.

Attachments
-----------

     4.2     Articles of Association

     4.3.1   List of Subsidiaries

     4.3.2   Exceptions to wholly owned subsidiaries

     4.7     Stated capital description

     4.10    List of receivables with uncertain value

     4.13    List of office lease contracts

     4.14.1  List of Assets in present business operations

     4.14.2  List of assets not included on balance sheet

     4.14.3  List of Assets where Prodac is not legal and beneficial owner

     4.14.4  List of assets not free of all encumbrances and liens

     4.15 List of industrial property rights and intellectual property rights owned by Prodac

     4.16    Agreements between Sellers and Prodac or its subsidiaries

     4.17    List of 21 largest customers and 10 largest suppliers

     4.18    List of bank accounts of Prodac and its subsidiaries

     4.19    List of insurance policies of Prodac and its subsidiaries

     4.20.1  List of material agreements

             a.   list of agreements relating to real estate

             b.   list of agreements relating to fixed assets

             c.   list of lease agreements

             d.   list of license agreements

             e.   list of credit agreements

             f.   list of agreements with domestic or foreign dealers

             g.   list of film operating and film delivery agreements

             h.   list of certain employment agreements

             i.   list of employee benefit agreements

             j.   list of collective bargaining agreements

             k.   list of cooperation agreements (restricting competition)

             l. list of agreements outside the scope of normal business operations

             m. list of securities granted and obligations assumed by the Company in favor of the subsidiaries

             n.   list of certain other agreements

     4.20.2  List of material agreements that have been terminated

     4.21.1  List of employees

     4.21.2  List of labor disputes

     4.22    List of Powers of Attorney

     4.23    List of corporate income tax structure

     4.25    List of all legal disputes and regulatory proceedings

     13.1    Employment agreement for Seller as Managing Director of Prodac

     13.2    Employment agreement for Seller as Managing Director of Prodac